Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Announces Receipt of Noncompliance Notice from NYSE American

OLD BRIDGE, NJ / December 10, 2020 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced today that it has received notice from NYSE American LLC (“NYSE American”) that it is not in compliance with the continued listing standard set forth in Section 1003(a)(ii) of the NYSE American Company Guide (the “Company Guide”). That section applies if a listed company has stockholders’ equity of less than $4 million and has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company reported stockholders’ equity of $2,614,000 as of September 30, 2020, the end of its most recent fiscal quarter, and has had losses from continuing operations and/or net losses in each of its five most recent fiscal years including the fiscal year ended December 31, 2019. This notice is in addition to the notice the Company received from NYSE American on June 10, 2020, notifying the Company that it was not in compliance with the continued listing standard set forth in Section 1003(a)(iii) of the Company Guide because the Company reported stockholders’ equity of less than $6 million as of March 31, 2020 and reported losses from continuing operations and/or net losses in each of its five most recent fiscal years ended December 31, 2019.

The Company submitted a detailed financial plan to regain compliance with the listing standard set forth in Section 1003(a)(iii) to NYSE American and on August 27, 2020, the Company received notice that its plan had been accepted and that the Company had been granted a plan period through December 10, 2021. The December 10, 2021 deadline will also apply to the notice regarding noncompliance with Section 1003(a)(ii) of the Company Guide. As a result, the Company must be in compliance with Section 1003(a)(ii) and Section 1003(a)(iii) by that deadline. Further, the proposed plan submitted by the Company and approved by the NYSE American on August 27, 2020 included an expectation and anticipation of stockholder’s equity falling below the $4 million threshold before improving to compliance before the December 10, 2021 deadline.

The listing of the Company’s common stock on NYSE American is being continued during the plan period pursuant to an extension. During the plan period the Company will be subject to periodic review by NYSE Regulation staff, including quarterly monitoring, to determine if the Company is making progress consistent with the plan. If the Company is not in compliance with the continued listing standards by December 10, 2021, or if NYSE Regulation determines that the Company is not making sufficient progress consistent with the plan, delisting proceedings will may be instituted against the Company, as appropriate.

As previously reported, due largely to the continuing effects of the COVID-19 pandemic, the Company did not meet certain elements of the near-term milestones included as part of its compliance plan. As a result, itIt is possible that NYSE Regulation will determine that the Company is not making sufficient progress consistent with its compliance plan and may request that the Company submit a revised plan or, as a result, may initiate delisting proceedings. Although NYSE American has not yet asked the Company to submit a new or amended plan, the Company has provided NYSE American with an updated compliance plan. The Company cannot provide assurance that it will make sufficient progress to regain compliance with the listing standards by December 10, 2021 or that or, that its updated compliance plan will be accepted without additional conditions being imposed, or at all, or that delisting proceedings may not be instituted based on the Company not meeting certain elements of its original compliance plan and/or any revisions to the future failure to meet its updated compliance plan. If delisting proceedings are instituted, the Company would have the right to appeal any delisting determination.

Receipt of the notice does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of telecommunications and cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility, which has been the Company’s home for more than 50 years. Blonder Tongue Labs offers U.S.-based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2019 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Ted Grauch

Chief Executive Officer
tgrauch@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com